Pro Forma Post Acquisition Form 8K

The accompanying unaudited pro forma condensed combined financial statements present the pro forma combined financial position and results of operations of the combined company based upon the historical statements of Norwood and ("Delaware"), after giving effect to the merger and adjustments described in the accompanying footnotes. The acquisition by Norwood of Delaware has been accounted for under the acquisition method of accounting under U.S. Generally Accepted Accounting Principles ("GAAP"). Under this method, Delaware's assets and liabilities as of the date of the acquisition have been recorded at their respective fair values and added to those of Norwood. Any differences between the purchase price for Delaware and the fair value of the identifiable net assets acquired have been recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Norwood in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of Norwood issued after the acquisition will reflect the results attributable to the acquired operations of Delaware beginning on the date of completion of the acquisition. The merger has been effected by the issuance of shares of Norwood common stock and cash to Delaware shareholders.

The unaudited pro forma combined financial information provides each share of Delaware common stock was exchanged for either 0.6221 shares of Norwood common stock (and cash in lieu of fractional shares) or $16.68 in cash.   All shareholder elections were subject to allocation and proration procedures set forth in the merger agreement. The shares of Norwood common stock issued illustrated in this pro forma were assumed to be recorded at $28.15 per share, the closing sale price of Norwood common stock on July 29, 2016.  Former Delaware shareholders own approximately 10.5% of the voting stock of the combined company after the merger.

The following unaudited pro forma combined consolidated balance sheet as of March 31, 2016 and unaudited pro forma combined consolidated statements of operations for the three months ended March 31, 2016 and the year ended December 31, 2015 combine the historical financial statements of Norwood and Delaware. The unaudited pro forma financial statements give effect to the merger as if it occurred on March 31, 2016 with respect to the balance sheet, and on January 1, 2016 and January 1, 2015 with respect to the statements of operations for the three months ended March 31, 2016 and the year ended December 31, 2015, respectively. The unaudited pro forma financial statements were prepared with Norwood treated as the acquirer and Delaware as the acquiree under the acquisition method of accounting. Accordingly, the consideration paid by Norwood to complete the merger will be allocated to Delaware's assets and liabilities based upon their fair values as of the date of completion of the merger. The recorded fair value adjustments made to the acquired assets and liabilities of Delaware are considered preliminary at this time and are subject to change as Norwood finalizes its fair value determinations. There can be no assurance that the final determination will not result in material changes from the amounts presented in these pro forma financial statements. The pro forma calculations, shown below, include a closing share price of $28.15, which represents the closing price of Norwood's common stock on July 29, 2016.

Certain reclassification adjustments to pro forma financial statements were made to the pro forma financial statements to conform to Norwood's financial statement presentation.

Norwood anticipates that the merger with Delaware will provide the combined company with financial benefits that include increased operating efficiencies. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected increased operating efficiencies or opportunities to earn additional revenue and, accordingly, does not attempt to predict or

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suggest future results.  It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The unaudited pro forma combined consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Norwood and Delaware which are incorporated in this document by reference.

The unaudited pro forma stockholders' equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Norwood common stock or the actual or future results of operations of Norwood for any period. Actual results may be materially different than the pro forma information presented.

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UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Consolidated Company Level
Unaudited Combined Pro Forma Balance Sheets as of March 31, 2016
($ In Thousands, Except Per Share Data)

	Norwood	Delaware	Pro Forma			Pro Forma
	Financial Corp.	Bancshares, Inc.	Adjustments			Combined

ASSETS
Cash and due from banks	$8,709	$12,319		$-		$21,028
Interest bearing deposits with banks	254	16,337		-		16,591
Cash and cash equivalents	8,963	28,656		-		37,619

Securities held-to-maturity	-	4,401		-		4,401
Securities available-for-sale	143,948	201,888		(15,561)	(4)	330,275
Total Securities	143,948	206,289		(15,561)		334,676

Loans receivable	565,787	114,245		(951)	(5)	679,081
Less: Allowance for Loan Losses	(7,642)	(1,640)		1,640	(6)	(7,642)
Net loans receivable	558,145	112,605		689		671,439

Regulatory stock, at cost	2,982	313		-		3,295
Premises and equipment, net	6,390	4,085		3,053	(10)	13,528
Bank owned life insurance	18,951	14,632		-		33,583
Accrued interest receivable	2,487	1,432		-		3,919
Foreclosed real estate owned	2,855	-		-		2,855
Goodwill	9,715	6,322		(4,237)	(1)	11,800
Other intangibles	260	1,401		(952)	(3)	709
Deferred tax asset	3,456	1,813		(749)	(9)	4,520
Other assets	1,952	5,849		(818)	(12)	6,983
TOTAL ASSETS	$760,104	$383,397		$(18,576)		$1,124,925

LIABILITIES
Deposits
Non-interest bearing demand	$113,225	$65,112		$-		$178,337
Interest-bearing	447,266	266,939		252	(7)	714,457
Total Deposits	560,491	332,051		252		892,794

Short term borrowings	52,672	2,533		-	(8)	55,205
Other borrowings	38,856	11,695		(11,695)	(8)	38,856
Junior subordinated debentures	-	8,248		-	(8)	8,248
Accrued interest payable	925	178		-		1,103
Other liabilities	4,462	5,562		5,303	(10)(11)	15,327
TOTAL LIABILITIES	657,406	360,267		(6,140)		1,011,533

STOCKHOLDERS' EQUITY
Common Stock	373	1,396		(1,303)	(1)(2)	416
Surplus	35,390	8,315		3,792	(1)(2)	47,497
Retained earnings	66,143	19,237		(20,693)	(2)(11)	64,687
Accumulated other comprehensive income	1,779	(1,052)		1,052	(2)	1,779
Treasury stock at cost	(987)	(4,716)		4,716	(2)	(987)
TOTAL STOCKHOLDERS' EQUITY	102,698	23,130		(12,436)		113,392

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$760,104	$383,397		$(18,576)		$1,124,925

Per Share Data
Shares Outstanding	3,689,019	925,499		(493,894)	(1)	4,120,624
Book Value Per Share	$27.88	$24.99	$			$27.52
Tangible Book Value Per Share	$25.13	$16.65	$			$24.48

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Consolidated Level
Unaudited Pro Forma Combined Statement of Operations for the Twelve Months Ended December 31 2015
($ In Thousands, Except Per Share Data)

	Norwood	Delaware	Pro Forma		Pro Forma
	Financial Corp.	Bancshares, Inc.	Adjustments		Combined
INTEREST INCOME
Loans receivable, including fees	$24,002	$5,343	$78	(5)	$29,423
Securities	3,761	5,460	(552)	(4)(8)	8,669
Other	16		-		16
Total Interest Income	27,779	10,803	(474)		38,108

INTEREST EXPENSE
Deposits	2,421	992	(145)	(7)	3,268
Short-term borrowings	85	41	-		126
Other borrowings	752	665	(665)	(8)	752
Junior subordinated debentures	-	615	-		615
Total Interest Expense	3,258	2,313	(810)		4,761

Net interest income	24,521	8,490	335		33,346

PROVISION FOR LOAN LOSSES	4,580	150	-		4,730

Net interest income after provision for loan losses	19,941	8,340	335		28,616

OTHER INCOME
Service charges and fees	2,440	1,002	-		3,442
Income from fiduciary activities	439	31	-		470
Net realized gains on sales of securities	626	956	-		1,582
Gain on sales of loans and servicing rights, net	104	-	-		104
Earnings and proceeds on bank owned life insurance policies	665	326	-		991
Other	425	925	-		1,350
Total Other Income	4,699	3,240	-		7,939

OTHER EXPENSES
Salaries and employee benefits	8,535	5,489	-		14,024
Occupancy, furniture and equipment, net	2,082	1,467	108	(10)	3,657
Data processing	943	1,019	-		1,962
Taxes other than income	711	-	-		711
Professional fees	730	790	-		1,520
Federal Deposit Insurance Corporation insurance	411	234	-		645
Foreclosed real estate	911	11	-		922
Amortization of intangibles	105	280	(198)	(3)	187
Other	2,672	2,264	(63)	(8)	4,873
Total Other Expenses	17,100	11,554	(153)		28,501

Income Before Income Taxes	7,540	26	489		8,055

INCOME TAX (BENEFIT) EXPENSE	1,632	(565)	171	(9)	1,238
Net income	$5,908	$591	$318		$6,817

EARNINGS PER SHARE
BASIC	$1.60	$0.64			$1.66
DILUTED	$1.60	$0.64			$1.65

Basic EPS weighted average shares outstanding	3,673,032	925,499	(493,894)	(1)	4,104,637
Diluted EPS weighted average shares outstanding	3,691,406	925,499	(493,894)	(1)	4,123,011

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Consolidated Level
Unaudited Pro Forma Combined Statement of Operations for the Three Months Ended March 31, 2016
($ In Thousands, Except Per Share Data)

	Norwood	Delaware	Pro Forma		Pro Forma
INTEREST INCOME	Financial Corp.	Bancshares, Inc.	Adjustments	Combined

Loans receivable, including fees $	6,135	$1,347	$20	(5)	$7,502
Securities	890	1,248	(138)	(4)(8)	2,000
Other	1		-		1
Total Interest Income	7,026	2,595	(119)		9,502

INTEREST EXPENSE
Deposits	581	236	(36)	(7)	781
Short-term borrowings	39	3	-		42
Other borrowings	231	163	(166)	(8)	228
Junior subordinated debentures	-	152	-		152
Total Interest Expense	851	554	(202)		1,203

Net interest income	6,175	2,041	84		8,300

PROVISION FOR LOAN LOSSES	450	-	-		450

Net interest income after provision for loan losses	5,725	2,041	84		7,850

OTHER INCOME
Service charges and fees	574	246	-		820
Income from fiduciary activities	102	6	-		108
Net realized gains on sales of securities	64	43	-		107
Gain on sales of loans and servicing rights, net	30	-	-		30
Earnings and proceeds on bank owned life insurance policies	167	78	-		245
Other	130	243	-		373
Total Other Income	1,067	616	-		1,683

OTHER EXPENSES
Salaries and employee benefits	2,303	1,240	-		3,543
Occupancy, furniture and equipment, net	495	354	27	(10)	876
Data processing	271	258	-		529
Taxes other than income	205	-	-		205
Professional fees	151	374	-		525
Federal Deposit Insurance Corporation insurance	115	61	-		176
Foreclosed real estate	31	7	-		38
Amortization of intangibles	24	63	(50)	(3)	37
Other	754	501	(16)	(8)	1,239
Total Other Expenses	4,349	2,858	(38)		7,169

Income Before Income Taxes	2,443	(201)	122		2,364

INCOME TAX (BENEFIT) EXPENSE	567	(166)	43	(9)	444
Net income	$1,876	$(35)	$79		$1,920

EARNINGS PER SHARE
BASIC	$0.51	$(0.04)			$0.47
DILUTED	$0.51	$(0.04)			$0.47

Basic EPS weighted average shares outstanding	3,686,425	925,499	(493,894)	(1)	4,118,030
Diluted EPS weighted average shares outstanding	3,690,479	925,499	(493,894)	(1)	4,122,084

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NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1)
The acquisition was effected by the issuance of shares of Norwood common stock and cash to Delaware's shareholders. Pursuant to the terms of the merger agreement, shareholders of Delaware received for each share of Delaware stock they own, either 0.6221 shares of Norwood common stock or $16.68 in cash.  All shareholder elections were subject to allocation and proration procedures set forth in the merger agreement that were intended to ensure that, in the aggregate, 75% of the outstanding shares of the Delaware common stock will be converted into Norwood common stock and 25% will be converted into cash. In the merger 694,114 of the 925,499 shares of Delaware common stock would be exchanged for Norwood common stock, with the balance of the outstanding Delaware shares being exchanged for cash. The 431,605 shares of Norwood common stock issued illustrated in this pro forma were recorded at $28.15 per share, the closing sale price of Norwood common stock on July 29, 2016.

The unaudited pro forma financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of Delaware at their fair values and represents management's best estimate based upon the information available at this time. The recorded fair value adjustments made to the acquired assets and liabilities of Delaware are considered preliminary at this time and are subject to change as Norwood finalizes its fair value determinations. The unaudited pro forma combined financial statements for the acquisition are included only as of and for the three months ended March 31, 2016 and for the year ended December 31, 2015. The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that would have resulted had the consolidation actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

The total estimated purchase price for the purpose of this pro forma financial information is $16.0 million.  The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares to be outstanding:

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Summary of Purchase Price Calculation and Goodwill Resulting from Merger
($ in thousands except per share data)

		March 31,
		2016

Purchase Price Consideration in Norwood Common Stock
Delaware Bancshares, Inc. common shares outstanding	925,499

Delaware Bancshares, Inc. common shares settled for stock	694,114
Exchange Ratio	0.6221
Norwood shares to be issued	431,605
Value assigned to Norwood common share	$28.15
Purchase price assigned to Delaware Bancshares common shares exchanged for Norwood stock		$12,150

Purchase Price Consideration - Cash for Delaware Common Stock
Delaware Bancshares shares exchanged for cash	231,385
Purchase price paid to each Delaware Bancshares common share exchanged for cash	$16.68
Purchase price assigned to Delaware Bancshares common shares exchanged for cash		3,860

Purchase Price Consideration - Cash in lieu of Fractional Shares		$6

Total Purchase Price		16,016

Net Assets Acquired:
Delaware Bancshares shareholders' equity	$23,130
Delaware Bancshares goodwill and intangibles	(7,723)
Delaware Bancshares tangible equity	15,407

Estimated adjustments to reflect assets acquired at fair value:
Investments	-
Loans	(951)
Allowance for loan losses	1,640
Premises & equipment, net	3,053
Core deposit intangible	449
Miscellaneous Assets	(818)
Deferred tax assets	(1,225)

Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits	(252)
Borrowings	-
Miscellaneous Liabilities	359
Delaware transaction merger liabilities accrued	(3,731)
		13,931
Goodwill resulting from merger		$2,085

Reconcilement of Pro Forma Shares Oustanding
Delaware Bancshares shares outstanding	925,499
Exchange ratio	0.6221
Norwood shares to be issued to Delaware	431,605
Norwood shares outstanding	3,691,224
Pro Forma Norwood shares outstanding	4,122,829
Percentage ownership for Norwood	89.53%
Percentage ownership for Delaware	10.47%

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2)
Adjustment to reflect the issuance of 431,605 shares of Norwood common stock with a $0.10 par value in connection with the acquisition and the adjustments to shareholders' equity for the reclassification of Delaware historical equity accounts (common stock, accumulated other comprehensive loss, cost of treasury stock, and undivided profits) into surplus and adjustment for goodwill created in the transaction.

3)
Adjustment to reverse the existing Delaware core deposit intangible asset (and historical amortization expense) and create a new Delaware core deposit intangible to reflect the fair value of $449 thousand and the new related amortization and the related amortization adjustment based upon an expected life of 10 years. The amortization of the new core deposit intangible is expected to increase pro forma pre-tax amortization expense by $82 thousand in year one.

4)
Securities held-to-maturity fair value approximated book value at March 31, 2016 and no balance sheet or income statement adjustment was needed. Securities available-for-sale were recorded at fair value at March 31, 2016, therefore no balance sheet adjustment is necessary. Income statement adjustment includes prospective reclassification of existing available-for-sale securities fair value adjustment to an accreting discount which will be accreted into income based on the expected life.  This investment adjustment is expected to decrease pro forma pre-tax interest income by $319 thousand in the first year following consummation.

The securities available-for-sale balance sheet adjustment also includes a $3.9 million pro forma reduction of investments to be liquidated by Norwood to fund the cash portion of the Delaware common stock purchased, and an $11.7 million pro forma reduction of securities available-for-sale by Norwood for the cash needed to pay off other borrowings of Delaware (see note 8). The income statement adjustments includes the loss of interest income of $233 thousand in year one related to the cash used to purchase Delaware common stock and pay off Delaware other borrowings; assuming a 1.5% investment rate.

5)
The balance sheet adjustment includes a positive adjustment of $1.5 million to reflect a fair value loan premium for Delaware of loans based on current interest rates of similar loans. This adjustment will be substantially recognized over approximately the expected life of the loans and is expected to decrease pro forma pre-tax interest income in year one by $438 thousand. The balance sheet also includes negative adjustments of $1.6 million fair value general credit risk loan discount and a $0.5 million fair value specific credit discount.   The general credit adjustment will be substantially recognized over approximately the expected life of the loans and is expected to increase pro forma pre-tax interest income in year one by $442 thousand. The accretable portion of the specific credit adjustment is expected to increase pro forma year one pre-tax interest income by $74 thousand.  The balance sheet adjustment also includes the reversal of existing loan premiums of $324 thousand related to loans purchased which have no fair value to Norwood.

6)	The balance sheet adjustment for the reversal of the Delaware allowance for loan losses as of March 31, 2016 in accordance with acquisition method of accounting for the acquisition.

7)
The balance sheet adjustment of $252 thousand to reflect the fair values of certain interest-bearing time deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized using an amortization method based upon the maturities of the deposit liabilities. This adjustment is expected to decrease pro forma pre-tax interest expense by $145 thousand in year one.

8)
No fair value adjustments were deemed necessary for short term borrowings or junior subordinated debentures. Balance sheet adjustment of $11.7 million reflects liquidation of investments by Norwood to pay off $11.7 million of other borrowings. The other borrowings of Delaware are collateralized by 100% of NBDC Bank's common stock and to effectuate this merger the other borrowings were paid off at closing by Norwood. The income statement reflects lost investment interest income of $175 thousand in year one, assuming a 1.5% yield on investments liquidated to pay down the other borrowing and lower other borrowing interest expense by $665 thousand in year one. The adjustment for other noninterest expense represents the elimination of deferred other borrowing costs of $63,000 annually related to the $11.7 million pay off mentioned in this footnote.

9)
Adjustment to reflect the net deferred tax at a rate of 35% related to fair value adjustments on the balance sheet and an effective tax rate of 35% for book tax expense. The balance sheet includes a reversal of $1.3 million related to reversal of deferred tax assets in which Norwood would not be able to utilize.

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10)
     Balance sheet adjustment of $3.1 million to reflect an increase in fair value for premises and equipment. The amortization of the fair value adjustment is presented over a 40 year period. The adjustment is expected to increase pro forma occupancy and equipment expense by $89 thousand in the first year. Other liabilities includes a fair value premium adjustment related to a leased property of $359 thousand, which will be amortized over the remaining life of the lease with an annual increase in occupancy expense of $19 thousand.

11)
Balance sheet adjustment to reflect the accrual of one-time estimated merger charges for Norwood and Delaware: a) Norwood's pre-tax charge of $1.9 million ($1.5 million after-tax) included as a pro forma liability with the after-tax costs as a reduction of retained earnings; and b) Delaware's pre-tax charge of $3.7 million ($2.6 million after-tax) included as a pro forma fair value liability accrual. There were no significant merger expenses included in the historical financial statements of either Norwood or Delaware.

12)	Balance sheet adjustment to reverse prepaid expenses that have no fair value to Norwood.

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